Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Share Incentive Plan, Sub-Plan for Israeli Participants to the Pagaya Technologies Ltd. 2022 Share Incentive Plan, and 2023 Employee Stock Purchase Plan of Pagaya Technologies Ltd. of our report dated March 12, 2025, with respect to the consolidated financial statements of Pagaya Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/KOST FORER GABBAY & KASIERER
A Member of EY Global

Tel-Aviv, Israel
March 12, 2025